SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
         Under the Securities Exchange Act of 1934 (Amendment No. -2-)*


                                (Name of Issuer)

                             ICTS International N.V.
                         (Title of Class of Securities)

                                  Common Stock
                            (CUSIP Number) N43837108

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
     Communications) Avraham Dan, Holland: Biesboch 225, 1181 JC Amstelveen,

                               011-31-20-347-1077
             (Date of Event Which Requires Filing of This Statement)

                                  May 23, 2008

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 1 3D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1     NAMES OF REPORTING PERSONS
      Harmony Ventures, B.V.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) |X|
(b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
-----------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
|_|
-----------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands
=============================================================================
NUMBER OF                   7       SOLE VOTING POWER
SHARES                                 0
                                ---------------------------------------------
BENEFICIALLY                8       SHARED VOTING POWER
OWNED BY                               N/A
                                ---------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORT                                 3,647,226
                                ---------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
WITH                                   N/A

=============================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       676,443
-----------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|        (See Instructions)
-----------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       56.6%
-----------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       HC
=============================================================================

Item 1. Security and Issuer

Common Stock, ICTS International, N.V., Holland: Biesboch 225, 1181 JC
Amstelveen

Item 2. Identity and Background

              (a) Harmony Ventures BV
              (b) Kerkeboslaim 1, 2243CM Wassenaar, Postbus 1012, 2240BA
                  Wassenaar, The Netherlands
              (c) N/A
              (d) N/A
              (e) N/A
              (f) The Netherlands

Item 3. Source and Amount of Funds and Other Consideration

Working Capital

Item 4. Purpose of Transaction

     (a) For Investment.

     (b) N/A

     (c) N/A

     (d) N/A

     (e) N/A

     (f) N/A

     (g) N/A

     (h) N/A

     (i) N/A

     (j) N/A

Item 5. Interest in Securities of the Issuer.

     (a) 3,647,226 = 54.6%
     (b) 3,647,226 = 54.6%
     (c) N/A
     (d) N/A
     (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        N/A

Item 7. Material to be Filed as Exhibits

        N/A

1     NAMES OF REPORTING PERSONS
      Atzmon Family Trust.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) |X|
(b) | |
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      PF
-----------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
|_|
-----------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

       BVI, Guernsey
=============================================================================
NUMBER OF                   7       SOLE VOTING POWER
SHARES                                 3,647,226
                                ---------------------------------------------
BENEFICIALLY                8       SHARED VOTING POWER
OWNED BY                               N/A
                                ---------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORT                                 3,647,226
                                ---------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
WITH                                   N/A

=============================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,647,226
-----------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|         (See Instructions)
-----------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       54.6%
-----------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       HC
       OO (Trust)
=============================================================================

Item 1. Security and Issuer

Common Stock, ICTS International, N.V., Holland: Biesboch 225, 1181 JC
Amsteiveen

Item 2. Identity and Background

              (a) Atzmon Family Trust
              (b)
              (c) N/A
              (d) N/A
              (e) N/A
              (f)

Item 3. Source and Amount of Funds and Other Consideration

Personal Funds

Item 4. Purpose of Transaction

     (a) For Investment.

     (b) N/A

     (c) N/A

     (d) N/A

     (e) N/A

     (f) N/A

     (g) N/A

     (h) N/A

     (i) N/A

     (j) N/A

Item 5. Interest in Securities of the Issuer.

     (a) 3,647,226 = 54.6%
     (b) 3,647,226 = 54.6%
     (c) N/A
     (d) N/A
     (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        N/A

Item 7. Material to be Filed as Exhibits

        N/A

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 28, 2008


/s/ Menachem Atzmon
---------------------------
Menachem Atzmon, Chairman

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


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